Exhibit 10.13

May 30, 2023
Clal Biotechnology Industries Ltd.
132 Menachem Begin Road
Azrieli Center, Triangular Tower, 45th Floor

Tel Aviv, Israel
Attention:     Assaf Segal, Chief Executive Officer;
Liat Nissan, VP Finance
E-mail:

Ladies and Gentlemen:
Re: Information Rights
1.          This letter confirms our agreement and undertaking which is subject to and effective as of (and only upon) the closing of the merger under the Agreement and Plan of Merger and Reorganization, dated as of January 17, 2023, by and among Elicio Therapeutics, Inc., a Delaware corporation (f/k/a Vedantra Pharmaceuticals, Inc.) (“Elicio”), Angion Biomedica Corp (NASDAQ:ANGN) (“Angion”) and Arkham Merger Sub, Inc. (“Merger Sub”), pursuant to which Elicio will merge with Merger Sub, a wholly-owned subsidiary of Angion, in an all-stock transaction and stockholders of Elicio will receive newly issued shares of Angion common stock (the “Proposed Transaction”).  Upon completion of the Proposed Transaction, the combined company will operate under the Elicio Therapeutics name, and the combined company’s common stock is expected to trade on the Nasdaq Global Market under the ticker symbol “ELTX” (the “Company”). Clal Biotechnology Industries Ltd. (the “Shareholder”) shall be entitled to the information rights set forth in this letter agreement (this “Agreement”), subject to the terms set forth herein.

2.         Effectiveness of Rights.  The Shareholder shall have the rights set forth in Sections 2 and 3 of this Agreement until neither the Shareholder nor any company that controls the Shareholder (with the term “control” having the meaning set forth in the Israeli Securities Law 5728-1968, as amended (the “Israeli Securities Law”)) is required to issue immediate and periodic reports pursuant to the Israeli Securities Law and/or the Securities Exchange Act of 1934, as amended (the “Exchange Act” and together with the Israeli Securities Law, “Securities Law”)) (the “Rights Period”).

3.          Rights to Certain Financial Information.

3.1         During the Rights Period, the Company shall deliver to the Shareholder:

(i)          Annual financial statements of the Company (including a balance sheet, statement of income, statement of shareholders equity, statement of cash flow and related notes to the financial statements, as well as subsequent event letters for the dates designated by the Shareholder) in respect of each fiscal year, signed by the Company, audited by a reputable accounting firm and accompanied by a customary signed opinion of such firm, within seven (7) days from the approval of such financial statements by the Company’s board of directors but in any event within sixty (60) days after the end of such fiscal year of the Company.  In addition, the Company shall deliver to the Shareholder the draft of the above within fifty-five (55) days after the end of such fiscal year prior to furnishing the signed financial statements;

(ii)          Quarterly financial statements of the Company in respect of each of the first three (3) fiscal quarters of each fiscal year of the Company (including a balance sheet, statement of income, statement of shareholders equity and statement of cash flow and related notes to the financial statements, as well as subsequent event letters for the dates designated by the Shareholder), signed by the Company and un-audited but reviewed by a reputable accounting firm and accompanied by a customary signed review report of such firm, within seven (7) days from the approval of such financial statements by the Company’s board of directors but in any event within thirty-eight (38) days following the end of such fiscal quarter of the Company.  In addition, the Company shall deliver to the Shareholder the draft of the above within thirty (30) days following the end of such fiscal quarter prior to furnishing the signed financial statements;

(iii)         Consent letters from the accountants and appraisals (insofar as the Company’s financial statements include a valuation) for the inclusion thereof in the Shareholder’s filings and financial statements, to the extent that the Shareholder determines that such inclusion is required under the Securities Law; and

(iv)       Any other information and/or documentation reasonably required by the Shareholder to enable it to duly prepare its audited and non-audited consolidated financial statements (both annual and quarterly) and other required reports, including such information required in order to make the adjustments in accordance with International Financial Reporting Standards (IFRS), as issued by the International Accounting Standards Board.

3.2        All financial statements and other information provided pursuant to this Section 2 shall be: (i) prepared (to the extent applicable) in accordance with generally accepted accounting principles (“GAAP”) and shall include a reconciliation report to IFRS, and, to the extent required audited, in accordance with the Public Company Accounting Oversight Board (PCAOB) rules and standards.  The said financial statements will be prepared by independent accountant, selected by the Company and approved by the Company’s board of directors. Such financial statements and other information shall reflect any adjustments or modifications reasonably requested by the Shareholder which are necessary for the Shareholder to comply with accounting standards and reporting requirements applicable to it under the Securities Law.

3.3        During the Rights Period, the Company shall cooperate to the extent reasonably possible, with any Shareholder in order to assist such Shareholder in meeting its obligations under the US SOX and/or Israeli SOX.

4.          Rights to Other Information.

4.1      During the Rights Period, in the event that the Shareholder determines that information with respect to the Company is required to be disclosed by the Shareholder either: (i) by an immediate report under the Israeli Securities Law; or (ii) in any periodic report, prospectus, any other document prepared in connection with any offerings of securities by the Shareholder, or any other public report required under the Securities Law (the information under sub sections (i) and (ii) above will be referred to as “Material Information”), then the Company shall provide such Material Information to the Shareholder (including a description of such Material Information) within a reasonable period following a written request of the Shareholder to enable the Shareholder to comply with its reporting obligations in a timely manner and in accordance with the applicable rules (including, but not limited to, the Israeli Securities Law and the regulation promulgated thereunder).

4.2       During the Rights Period, in the event that the Company or the Shareholder becomes aware of any Material Information relating to the Company, then the Company will provide to the Shareholder any such Material Information (including a written description of such Material Information) within a reasonable period following becoming aware of such Material Information or within a reasonable period following receiving a written request from the Shareholder to disclose such Material Information, whichever is earlier, in order for the Shareholder to comply with its disclosure obligations in a timely manner and in accordance with the applicable rules (including, but not limited to, the Israeli Securities Law and the regulation promulgated thereunder).

4.3        During the Rights Period, the Company shall provide the Shareholder with a draft of the annual report on Form 10K not later than fifty-five (55) days after the end of such fiscal year and a final duly approved copy within sixty (60) days after the end of such fiscal year.

4.4       The obligations of the Company under Sections 3.1 and 3.2 above shall be solely to the extent that (x) providing such information may not jeopardize the Company’s attorney-client privilege or cause the Company or any subsidiary thereof to be in violation of any applicable law, and (y) the specific information which is required to be delivered to the Shareholder under this Section 3 does not relate to specific events, occurrences or circumstances with respect to which there is a conflict of interest between the Company and the Shareholder.  Without derogating from the provisions of Section 3.2 above, the Shareholder shall provide a draft of its proposed disclosure to the Company in advance of such disclosure so that, to the extent reasonably possible, the Company has a reasonable period of time to review and comment on such disclosure and prepare its disclosure relating to such Material Information and publicly disclose such information prior to disclosure by the Shareholder.  The Shareholder shall exert reasonable efforts to revise its disclosure on matters relating to the Company based on any comments provided by the Company to such draft proposed disclosure.

4.5       The Shareholder shall use reasonable efforts, in the event that disclosure under the Securities Law is required with respect to information provided by the Company under this Section 3, to limit the disclosure to the minimum scope necessary.

4.6        In the event the Shareholder is notified in writing by the Company that disclosure of any information provided by the Company under this Section 3 would be materially detrimental to the Company (for example, in the event such disclosure would (a) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; or (b) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential), the Shareholder shall consider whether and exert reasonable efforts (subject to its obligations under the Securities Law) to: (i) postpone disclosure of any such information; (ii) revise its disclosure on matters relating to the Company based on any comments provided by the Company to such draft proposed disclosure; or (iii) any other steps that may address the Company’s concerns.

5.          Confidentiality.

5.1        The Shareholder agrees that it will keep confidential and will not disclose, divulge, or use for any purpose other than disclosure by the Shareholder pursuant to its reporting obligations under the Securities Law, any information obtained from the Company pursuant to the terms of this Agreement (including, without limitation, any information of the Company’s intention to file a registration statement), unless such information: (a) is known or becomes known to the public in general (other than as a result of a breach of this Agreement by the Shareholder), (b) is or has been made known or disclosed to the Shareholder by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that the Shareholder may disclose such confidential information (i) to its officers, attorneys, accountants, consultants and other professionals to the extent necessary to determine the scope (if any) of required disclosure of such confidential information by the Shareholder pursuant to the Securities Law and to prepare any such required disclosure; or (ii) as may otherwise be required by law pursuant to any lawful demand of any competent regulatory authority, provided that, without limitation of Section 3 above, the Shareholder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

5.2        The Shareholder acknowledges that any information received from the Company under this letter may be deemed material nonpublic information that has not been disclosed to the public, and such Shareholder is prohibited from (i) trading in the Company’s securities, including but not limited to, puts, calls, warrants, options and convertible securities whether or not issued by the Company (each, a “Derivative Security”), (ii) advising others to trade or to refrain from trading in the Company’s securities or in any Derivative Securities, or (iii) disclosing the material information to any other person for the purpose of enabling such person to trade or to refrain from trading in the Company’s securities or in any Derivative Securities.  This Section 4 shall survive the expiration and/or termination of this Agreement, and shall remain in effect with respect to each item of such information until such information is fully disclosed to the public or until such information, although not disclosed, ceases to be material.

6.          Successors and Assigns.  The rights and obligations under this Agreement may not be assigned by either party hereto without the consent of the other party.

7.          Governing Law; Jurisdiction.  This Agreement and any controversy arising out of or based upon this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to any conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

8.          Counterparts.  This Agreement may be executed and delivered in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

9.        Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

10.        Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail if sent during normal business hours of the recipient, and if sent after such normal business hours, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their address as kept on record with the Company, or to such email address or address of a party as subsequently modified by such party’s written notice given in accordance with this paragraph 9.

11.        Consent Required to Amend or Waive.  This Agreement may be amended or modified and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by the Company and the Shareholder.

12.        Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof.

13.        Entire Agreement.  This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, and any other written or oral agreement, understanding or arrangement relating to the subject matter hereof existing between the parties are expressly canceled and shall have no further force and effect.

[Signature Page Follows]

Sincerely,

ELICIO THERAPEUTICS, INC.

By:	/s/ Robert Connelly
Name: Robert Connelly
Title: Chief Financial Officer

ACKNOWLEDGED AND ACCEPTED:

CLAL BIOTECHNOLOGY INDUSTRIES LTD.

By:	/s/ Liat Nissan
Name: Liat Nissan
Title: VP Finance
By:	/s/ Assaf Segal
Name: Assaf Segal
Title: CEO

Elicio Therapeutics, Inc. – post-Merger Information Rights Agreement – Clal Biotechnology Industries Ltd.